Exhibit 99.1

Press Release Contact: Tatiana Stead 703.720.2352

1680 Capital One Drive, McLean, VA 22102	tatiana.stead@capitalone.com

FOR IMMEDIATE RELEASE: April 28, 2008

Bradford Warner Joins Capital One Board of Directors

Veteran Banker Brings His Breadth of Experience to the Capital One Board

McLean, Va. (April 28, 2008) – Capital One Financial Corporation (NYSE: COF) today announced that Bradford H. Warner, former President of Premier and Small Business Banking at Bank of America Corporation, has been appointed to the Board of Directors of Capital One. Warner will join the Board’s Audit and Risk Committee and the Finance and Trust Oversight Committee. He will join the class of directors whose nominations will be submitted for election by Capital One stockholders in April 2009.

“I am extremely pleased to welcome Brad to our Board,” said Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One. “Brad has had an exceptional banking career and we are privileged to benefit from his industry insights and experience. He will make an excellent addition to our Board and will be a valuable resource for our executive management team.”

After a nearly 30-year career with BankBoston and its successor companies, Warner retired as Head of Premier and Small Business Banking for Bank of America in September 2004, a position assumed in 2003 when FleetBoston Financial was acquired by Bank of America, and was responsible for two national business lines; Premier (banking and investment services for 500,000 affluent customers) and Small Business (ranked #1 in the US with 2 million clients) with revenues totaling $3.7 billion.

Warner brings to Capital One the benefits of an extensive and varied career in banking. He served as Executive Vice President of FleetBoston Financial, where he led Personal Financial Services from 2002 to 2003 and oversaw the management of Consumer Banking & Distribution, Banking Products, Community Banking, as well as Fleet Credit Card Services, Quick & Reilly, and Small Business. From 2001 to 2002, he was responsible for the Consumer Business Group, providing deposit and credit products to consumers and small businesses. Warner also served as Vice Chairman of the Investment Services Group from 2000 to 2001. Prior to that, he was responsible for the Regional Bank at BankBoston from 1998 to 2000. Warner began his professional banking career at BankBoston in 1975 and served in various capacities including Executive Vice President of Global Capital Markets, Group Executive for the Global Treasury Group, Managing Director of Worldwide Asset-Liability Management and Director of Public Finance.

Warner earned a Bachelor of Arts from Brown University and holds a Masters of Business Administration from the Wharton School at the University of Pennsylvania. Warner currently serves as Board Chairman of South Shore Christian Academy and is also on the Board of Trustees of Gordon College, both in the greater Boston area.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries collectively had $87.7 billion in deposits and $148.0 billion in managed loans outstanding as of March 31, 2008. Headquartered in McLean,

Va., Capital One has 745 locations in New York, New Jersey, Connecticut, Texas and Louisiana. It is a diversified financial services company whose principal subsidiaries, Capital One, N.A., Capital One Bank (USA), N. A., and Capital One Auto Finance, Inc., offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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